Exhibit 99.1

Senomyx Reports Third Quarter 2017 Financial Results

SAN DIEGO, CA – November 2, 2017 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients and natural high intensity sweeteners for the food, beverage, and ingredient supply industries, today reported financial results for the third quarter and nine months ended September 30, 2017.

“Senomyx completed another strong quarter, highlighted by significant direct sales growth and receipt of regulatory authorization for the commercialization of Sweetmyx® FS22 in the United States and certain other markets,” stated John Poyhonen, President and Chief Executive Officer of the Company. “In the third quarter, we exceeded our quarterly financial guidance, made significant progress on the monetization of certain flavor assets through our strategic advisor and advanced our discussions towards establishing new collaborative research funding.”

Third Quarter 2017 Operational Results

In March, the Company announced its new natural high intensity sweetener under the common or usual name of siratose and made important disclosures related to the plant source, the expected manufacturing process and anticipated development timeline for siratose. The siratose disclosures have facilitated the Company’s pursuit of new collaborative relationships for its natural sweet taste program that maximize the commercial potential and provide its collaborators with access to siratose and future natural product discoveries. “During the third quarter our business development efforts focused on advancing negotiations with the most promising syndicate candidates. We remain confident in our ability to add new collaborative research funding during 2017,” stated Poyhonen.

“On the development front, our next generation sweet taste booster, Sweetmyx FS22, was determined Generally Recognized As Safe (GRAS) by the Expert Panel of the Flavor and Extract Manufacturers Association of the United States (FEMA) during the third quarter. The GRAS determination enables us to pursue commercialization in the U.S. and a number of other countries. Sweetmyx FS22 allows for a significant reduction of both sucrose and high fructose corn syrup while still maintaining great taste. In addition, it has improved physical properties over our existing sweet taste boosters, making it easier to use in end consumer products. Third parties are currently evaluating this novel flavor for potential use in non-alcoholic beverages and other product categories,” Poyhonen concluded.

Sharon Wicker, Senior Vice President and Chief Commercial Development officer, added: “Direct sales of our Complimyx® flavor ingredient offerings continued to grow in Q3. In fact, on a cumulative basis through the first nine months of 2017, direct sales have nearly doubled compared to the same period last year. We continue to earn new business with world-class flavor house customers and their forecasts for future use of our flavor ingredients are promising. During the third quarter, we also achieved the second highest direct sales revenues since the inception of the program, after attaining record levels in the first quarter. In addition, our win count grew to 20 wins across 14 different customers. We remain enthusiastic about the growth prospects for our direct sales efforts going forward.”

Third Quarter and Nine Month 2017 Financial Results

Commercial revenues for the third quarter of 2017 increased 22% to $3.1 million from the same period a year ago. For the nine months ended September 30, 2017, commercial revenues increased 24% to $8.6 million. The increases in commercial revenues were primarily due to higher royalties related to the company’s sweet taste program and higher direct sales.

Development revenues decreased to $1.9 million in the third quarter of 2017 and decreased to $5.8 million in the nine months ended September 30, 2017. The decreases in development revenues were primarily attributable to reduced research funding under the company’s sweet taste program collaborations.

Research, development and patent expenses decreased $1.2 million to $4.1 million in the third quarter of 2017 and decreased $3.4 million to $12.7 million in the nine months ended September 30, 2017, primarily due to lower personnel-related expenses. Selling, general and administrative expenses decreased $154,000 to $2.8 million in the third quarter of 2017 and increased $111,000 to $9.0 million in the nine months ended September 30, 2017. Non-cash, stock-based compensation expenses totaled $735,000 and $2.4 million for the three and nine months ended September 30, 2017.

The net loss for the third quarter of 2017 totaled $2.2 million or $(0.05) per share, compared to $2.5 million or $(0.05) per share for the third quarter of 2016. For the nine months ended September 30, 2017, the net loss totaled $8.4 million or $(0.18) per share, compared to $7.0 million or $(0.16) per share for the nine months ended September 30, 2016.

Financial Outlook

Senomyx ended the third quarter of 2017 with no debt and $7.7 million in cash, a decrease of $3.5 million from the prior quarter. In addition, the company is scheduled to receive $12.3 million in committed development funding over the next two years.

For the fourth quarter of 2017, not including potential results from business development activities, the company expects:

●	Revenues to be at least $4.8 million, of which at least $2.8 million are commercial revenues; and
●	Net loss not to exceed $2.7 million or $(0.06) per share

Conference Call

Senomyx management will host a conference call today (November 2, 2017) at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these financial results and provide an update on the company’s execution of strategy. To participate in the live conference call, U.S. residents should dial 844-825-0514, and international callers should dial 315-625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 88605920.

To access the live Internet broadcast or a subsequent archived recording, please visit the Investor Relations section of Senomyx’s website.

About Senomyx, Inc.

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products. Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages. In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, regarding our projected financial results and anticipated financial condition in 2017, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural high intensity sweeteners and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as PepsiCo and Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural high intensity sweeteners; and we may face challenges and delays in developing manufacturing pathways to supply novel natural high intensity sweeteners at a competitive cost and in obtaining requisite regulatory approval. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial information to follow)

Company Contact:	Investor Relations:
Dave Humphrey	Matt Glover and Tom Colton
Vice President, Finance	Liolios Group, Inc.
Senomyx, Inc.	949-574-3860
858-646-8305	SNMX@liolios.com
dave.humphrey@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Commercial revenues	$3,121	$2,548	$8,590	$6,925
Development revenues	1,934	3,472	5,801	11,912
Total revenues	5,055	6,020	14,391	18,837

Operating expenses:
Cost of commercial revenues	375	316	1,102	832
Research, development and patents (including $231, $484, $882 and $1,481, respectively, of non-cash stock-based compensation)	4,080	5,240	12,739	16,159
Selling, general and administrative (including $504, $608, $1,544 and $1,909, respectively, of non-cash stock-based compensation)	2,791	2,945	9,030	8,919
Total operating expenses	7,246	8,501	22,871	25,910

Loss from operations	(2,191)	(2,481)	(8,480)	(7,073)

Other income	19	20	44	57

Net loss	$(2,172)	$(2,461)	$(8,436)	$(7,016)

Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.18)	$(0.16)

Weighted average shares used in computing basic and diluted net loss per share	47,603	44,819	46,993	44,726

Condensed Balance Sheets

(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$7,715	$12,363
Other current assets	7,925	8,670
Property and equipment, net	2,652	2,731
Total assets	$18,292	$23,764

Accounts payable, accrued expenses and other current liabilities	$4,078	$5,504
Deferred rent	1,959	1,886
Leasehold incentive obligation	1,408	1,572
Stockholders’ equity	10,847	14,802
Total liabilities and stockholders’ equity	$18,292	$23,764